UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2017

HOLOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36214	04-2902449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

(508) 263-2900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2017, the independent members of the Board of Directors of Hologic, Inc. (the “Company” or “Hologic”) unanimously approved a special performance-based retention equity grant to Stephen P. MacMillan, the Company’s Chairman, President and Chief Executive Officer.

Mr. MacMillan has led a dramatic turnaround of Hologic since joining in December 2013. The Company’s performance has increased significantly under his leadership and he personally has recruited a large number of leaders to the Company. In light of his long track record of success, other larger medical device companies have expressed interest over time in retaining him to serve as Chief Executive Officer. Mr. MacMillan recently received such an offer from a large medical device company. The independent members of the Company’s Board of Directors considered the potential for disruption to Hologic and its business should Mr. MacMillan leave, and determined that it was in the best interests of Hologic and its stockholders to retain him as Chairman, President and Chief Executive Officer. Accordingly, the independent members of the Board, after careful consideration and discussions with Mr. MacMillan and the Compensation Committee’s compensation consultant, awarded him a special retention equity grant, all of which is performance-based. He has formally declined the other more substantial offer, reaffirmed his full commitment to Hologic, and will remain as Chairman, President and Chief Executive Officer of Hologic.

The special retention equity grant will have an effective date of December 1, 2017, the same effective date as the Company’s annual equity grants for fiscal 2018. The grant consists of:

•	$20 million in the form of performance share units (“PSUs”):

•	50% of which will be subject to return on invested capital performance metrics (the “ROIC PSUs); and

•	50% of which will be subject to relative total shareholder return performance metrics (the “TSR PSUs); and

•	$10 million in the form of options that vest in four equal installments over four years.

The PSUs and options will be subject to the same terms and conditions, including targets, as the Company’s annual equity grants for fiscal 2018. The option agreement evidencing this award will be in the same form as the option agreement adopted in fiscal 2017, filed on November 9, 2017 on Form 8-K. The forms of PSU agreements evidencing this award, as well as the fiscal 2018 PSU grants, will be filed on a Current Report on Form 8-K following the Compensation Committee’s approval of the fiscal 2018 PSU performance scales.

The dollar values above will be converted into the applicable awards based on: (i) the closing price, per share of the Company’s common stock on the NASDAQ Stock Market on December 1, 2017, in the case of the ROIC PSUs, (ii) the per share fair value as of December 1, 2017, determined by application of a Monte Carlo valuation analysis, in the case of the TSR PSUs, and (iii) a binomial model to determine fair value, derived using the closing price per share of the Company’s common stock on the NASDAQ Stock Market on December 1, 2017, in the case of the options.

The ROIC PSUs would vest only if the Company achieves a pre-determined average ROIC threshold at the end of a three-year performance period. If the Company fails to achieve the minimum three-year average ROIC threshold, none of the ROIC PSUs will vest, and all will be forfeited. If the target three-year average ROIC goal is achieved, 100% of the ROIC PSUs granted will vest. The maximum payout for ROIC PSUs is limited to 200% of the target number of ROIC PSUs granted and is earned only if the Company achieves the maximum three-year average ROIC goal.

The TSR PSUs would vest only if the Company achieves a pre-determined minimum three-year relative TSR rank for the three-year performance period. If the Company fails to achieve the minimum three-year relative TSR rank, none of the TSR PSUs will vest, and all will be forfeited. If the target three-year average relative TSR rank is achieved, 100% of the TSR PSUs granted will vest. The maximum payout for the TSR PSUs is limited to 200% of the target number of TSR PSUs granted and is earned only if the Company achieves the maximum three-year relative TSR rank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2017	HOLOGIC, INC.

	By:	/s/ John M. Griffin
John M. Griffin General Counsel